Exhibit 24.1

G. BRAD BECKSTEAD

Certified Public Accountant

330 E. Warm Springs

Las Vegas, NV 89119

702.257.1984

702.362.0540 (fax)

April 14, 2003

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of April 14, 2003, on the Financial Statements of Dicut, Inc. for the year ended March 31, 2002, in its Form 10K-SB to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead

G. Brad Beckstead, CPA